SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	July 13, 2001 -------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA -------------------------------------	1-14201 -------------------------------------	33-0732627 -------------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA --------------------------------------------------------------------------	92101 ---------------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -----------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 5. Other Events

As previously reported, San Diego Gas & Electric Company ("SDG&E") and Sempra Energy have entered into a Memorandum of Understanding ("MOU") with the California Department of Water Resources ("CDWR") that contemplates a series of transactions, regulatory settlements and actions to resolve many of the issues affecting SDG&E and its customers arising from the California energy crisis.

The MOU contemplates, among other things, California Public Utilities Commission ("CPUC") approval of a definitive settlement of regulatory issues (which are the subject of a pending SDG&E court appeal) with respect to the treatment of several intermediate term contracts for fixed price electricity purchases by SDG&E through 2001. Under the contemplated settlement, SDG&E would reduce the undercollected costs accumulated in its rate ceiling balance account ($747 million at March 31, 2001) for recovery in future customer rates by $219 million. The remaining power provided by the contracts would be sold by SDG&E to the CDWR for a total price of approximately $120 million above the price to be paid under the contracts. The MOU contemplates CPUC approval of the contract settlement no later than July 16, 2001 and permits the MOU to be terminated if the CPUC has not approved the settlement by that date.

On July 13, 2001, the CPUC directed SDG&E to file with the CPUC and serve on interested parties all of the terms of the MOU (including SDG&E's agreement with the CDWR for the sale of the remaining power provided by the intermediate term contracts and its proposed settlement with the CPUC's Office of the Ratepayer Advocates with respect to the reasonableness of SDG&E's procurement practices) and any pleadings necessary to further all CPUC actions contemplated by the MOU. The directive states that once these documents have been filed and served, a comment period will be provided that will allow interested parties the opportunity to comment on whether the settlement as a whole is in the public interest and will allow the CPUC to consider the MOU at the earliest opportunity.

Although permitted to do so, neither SDG&E nor Sempra Energy expects to exercise its right to terminate the MOU so long as it continues to believe that satisfactory progress is being made in an otherwise timely manner toward obtaining CPUC approval of the settlement of the intermediate term contracts and the other elements of the MOU requiring CPUC approval.

Item 7. Financial Statements and Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: July 16, 2001	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller